Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
June 10, 2026	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

American Airlines Group Inc.

1 Skyview Drive

Fort Worth, Texas 76155

Re: Registration Statement on Form S-8; 16.5 million shares of common stock, par value $0.01 per share as well as 6.5 million additional shares of common stock

To the addressee set forth above:

We have acted as special counsel to American Airlines Group Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 16.5 million shares of common stock, par value $0.01 per share (the “Shares”) reserved for issuance under the American Airlines Group Inc. Amended and Restated 2023 Incentive Award Plan (the “Plan”) as well as 6.5 million additional shares of Common Stock that may become available for issuance under the Plan pursuant to its terms.

The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

June 10, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP